The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 26, 2026

Pricing supplement To prospectus dated April 17, 2026, prospectus supplement dated April 17, 2026 and product supplement no. 3-I dated April 17, 2026	Registration Statement Nos. 333-293684 and 333-293684-01 Dated October , 2026 Rule 424(b)(2)

JPMorgan Chase Financial Company LLC

Structured Investments	$ Contingent Interest Notes Linked to the Class A Common Stock of CoreWeave, Inc. due October 28, 2027 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price, is greater than or equal to 70.00% of the Stock Strike Price, which we refer to as the Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.
•	If the closing price of one share of the Reference Stock is greater than or equal to the Interest Barrier on any Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for prior Review Dates.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Stock:	The Class A common stock of CoreWeave, Inc., par value $0.000005 per share (Bloomberg ticker: CRWV UW). We refer to CoreWeave, Inc. as “CoreWeave.”
Contingent Interest Payments:

If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Reference Stock on that Review Date or, (2) with respect to the final Review Date, the Final Stock Price, is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $28.95833*, plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing price of one share of the Reference Stock on the Review Date related to that later Interest Payment Date is greater than or equal to the Interest Barrier.
You will not receive any unpaid Contingent Interest Payments if the closing price of one share of the Reference Stock or the Final Stock Price, as applicable, on each subsequent Review Date is less than the Interest Barrier.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $28.95833 per $1,000 principal amount note.

Interest Barrier / Trigger Price:	$37.9645, which is an amount that represents 70.00% of the Stock Strike Price
Payment at Maturity:	If a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates.

If a Trigger Event has occurred, at maturity you will lose 1.42857% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Stock Strike Price by more than 30.00%. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Stock Return + 30.00%) × Downside Leverage Factor]
If a Trigger Event has occurred, you will lose 1.42857% of the principal amount of your notes at maturity for every 1% that the Final Stock Price is less than the Stock Strike Price by more than 30.00%. Under these circumstances, you will lose some or all of your principal amount at maturity.
Trigger Event:	A Trigger Event occurs if the Final Stock Price (i.e., the closing price of one share of the Reference Stock on the Valuation Date) is less than the Trigger Price.
Downside Leverage Factor:	1.42857
Stock Return:	(Final Stock Price – Stock Strike Price) Stock Strike Price
Stock Strike Price:	$54.235, which was the closing price of one share of the Reference Stock on the Strike Date. The Stock Strike Price is not determined by reference to the closing price of one share of the Reference Stock on the Pricing Date.
Final Stock Price:	The closing price of one share of the Reference Stock on the Valuation Date
Stock Adjustment Factor:	The Stock Adjustment Factor is referenced in determining the closing price of one share of the Reference Stock and is set initially at 1.0 on the Strike Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Strike Date:	October 23, 2026
Pricing Date:	On or about October 26, 2026
Original Issue Date:	On or about October 29, 2026 (Settlement Date)
Review Dates†:	November 23, 2026, December 23, 2026, January 25, 2027, February 23, 2027, March 23, 2027, April 23, 2027, May 24, 2027, June 23, 2027, July 23, 2027, August 23, 2027, September 23, 2027 and October 25, 2027(final Review Date)
Interest Payment Dates†:	November 27, 2026, December 29, 2026, January 28, 2027, February 26, 2027, March 29, 2027, April 28, 2027, May 27, 2027, June 28, 2027, July 28, 2027, August 26, 2027, September 28, 2027 and the Maturity Date
Valuation Date†:	October 25, 2027
Maturity Date†:	October 28, 2027
CUSIP:	46661QS89
†	Subject to postponement in the event of a market disruption event as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Selected Risk Considerations — Risks Relating to the Notes Generally — We May Accelerate Your Notes If an Acceleration Event Occurs” in this pricing supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $982.90 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $970.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 17, 2026: https://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 17, 2026: https://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —	PS-1
Contingent Interest Notes Linked to the Class A Common Stock of CoreWeave, Inc.

What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stock?

If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price, is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $28.95833 plus any previously unpaid Contingent Interest Payments for any prior Review Dates. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $28.95833 per $1,000 principal amount note. If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price, is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing price of one share of the Reference Stock or Final Stock Price, as applicable, is less than the Interest Barrier, and for which no Contingent Interest Payment subsequently becomes payable on any later Interest Payment Date, as a “No-Coupon Date.” The following table assumes a Contingent Interest Payment of $28.95833 per $1,000 principal amount note and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$347.49996
1 No-Coupon Date	$318.54163
2 No-Coupon Dates	$289.58330
3 No-Coupon Dates	$260.62497
4 No-Coupon Dates	$231.66664
5 No-Coupon Dates	$202.70831
6 No-Coupon Dates	$173.74998
7 No-Coupon Dates	$144.79165
8 No-Coupon Dates	$115.83332
9 No-Coupon Dates	$86.87499
10 No-Coupon Dates	$57.91666
11 No-Coupon Dates	$28.95833
12 No-Coupon Dates	$0.00000

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes a hypothetical Stock Strike Price of $100.00, an Interest Barrier and a Trigger Price of $70.00 (equal to 70.00% of the hypothetical Stock Strike Price) and a Contingent Interest Payment of $28.95833, and reflects the Downside Leverage Factor of 1.42857. The hypothetical Stock Strike Price of $100.00 has been chosen for illustrative purposes only and does not represent the actual Stock Strike Price. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $28.95833 per $1,000 principal amount note. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Closing Price of One Share of the Reference Stock	Review Dates Prior to the Final Review Date		Final Review Date
	Appreciation / Depreciation of the Reference Stock at Review Date	Payment on Interest Payment Date (1)	Final Stock Price	Appreciation / Depreciation of the Reference Stock at Final Review Date	Payment at Maturity If a Trigger Event Has Not Occurred (1)(2)	Payment at Maturity If a Trigger Event Has Occurred (2)
$180.00	80.00%	$28.95833	$180.00	80.00%	$1,028.95833	N/A
$170.00	70.00%	$28.95833	$170.00	70.00%	$1,028.95833	N/A
$160.00	60.00%	$28.95833	$160.00	60.00%	$1,028.95833	N/A
$150.00	50.00%	$28.95833	$150.00	50.00%	$1,028.95833	N/A
$140.00	40.00%	$28.95833	$140.00	40.00%	$1,028.95833	N/A
$130.00	30.00%	$28.95833	$130.00	30.00%	$1,028.95833	N/A
$120.00	20.00%	$28.95833	$120.00	20.00%	$1,028.95833	N/A
$110.00	10.00%	$28.95833	$110.00	10.00%	$1,028.95833	N/A
$105.00	5.00%	$28.95833	$105.00	5.00%	$1,028.95833	N/A
$100.00	0.00%	$28.95833	$100.00	0.00%	$1,028.95833	N/A
$95.00	-5.00%	$28.95833	$95.00	-5.00%	$1,028.95833	N/A
$90.00	-10.00%	$28.95833	$90.00	-10.00%	$1,028.95833	N/A
$80.00	-20.00%	$28.95833	$80.00	-20.00%	$1,028.95833	N/A
$70.00	-30.00%	$28.95833	$70.00	-30.00%	$1,028.95833	N/A
$69.99	-30.01%	N/A	$69.99	-30.01%	N/A	$999.85714

JPMorgan Structured Investments —	PS-2
Contingent Interest Notes Linked to the Class A Common Stock of CoreWeave, Inc.

$60.00	-40.00%	N/A	$60.00	-40.00%	N/A	$857.14286
$50.00	-50.00%	N/A	$50.00	-50.00%	N/A	$714.28571
$40.00	-60.00%	N/A	$40.00	-60.00%	N/A	$571.42857
$30.00	-70.00%	N/A	$30.00	-70.00%	N/A	$428.57143
$20.00	-80.00%	N/A	$20.00	-80.00%	N/A	$285.71429
$10.00	-90.00%	N/A	$10.00	-90.00%	N/A	$142.85714
$0.00	-100.00%	N/A	$0.00	-100.00%	N/A	$0.00000

(1) You will receive a Contingent Interest Payment in connection with a Review Date if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price, is greater than or equal to the Interest Barrier plus any previously unpaid Contingent Interest Payments for any prior Review Dates. The applicable amount shown in the table above does not include any previously unpaid Contingent Interest Payments that may be payable on the applicable Interest Payment Date.

(2) A Trigger Event occurs if the Final Stock Price (i.e., the closing price of one share of the Reference Stock on the Valuation Date) is less than the Trigger Price.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: A Contingent Interest Payment is not paid in connection with the first Review Date but is paid in connection with the second Review Date. The closing price of one share of the Reference Stock is less than the Stock Strike Price of $100.00 on the third through eleventh Review Dates and the price of one share of the Reference Stock increases from the Stock Strike Price of $100.00 to a closing price of $110.00 on the final Review Date. The investor receives a payment of $57.91666 per $1,000 principal amount note in connection with the second Review Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date). Because the closing price of one share of the Reference Stock on the third through eleventh Review Dates is less than the Interest Barrier, the investor is not entitled to receive a Contingent Interest Payment in connection with the those Review Dates. Because a Trigger Event has not occurred, the investor receives a payment at maturity of $1,289.58330 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $289.58330 per $1,000 principal amount note (reflecting the Contingent Interest Payments for the final Review Date and the unpaid Contingent Interest Payment for the third through eleventh Review Dates) and repayment of principal equal to $1,000 per $1,000 principal amount note.  As a result, the total amount paid on the notes over the term of the notes is $1,347.49996 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date, and the price of one share of the Reference Stock increases from the Stock Strike Price of $100.00 to a Final Stock Price of $110.00 — A Trigger Event has not occurred. The investor receives a payment of $28.95833 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because a Trigger Event has not occurred, the investor receives at maturity a payment of $1,028.95833 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $28.95833 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,347.49996 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 3: A Contingent Interest Payment is paid in connection with the second Review Date but not paid in connection with the first or third through eleventh Review Dates and the price of one share of the Reference Stock decreases from the Stock Strike Price of $100.00 to a Final Stock Price of $70.00— A Trigger Event has not occurred. The investor receives a payment of $57.91666 per $1,000 principal amount note in connection with the second Review Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date). Because a Trigger Event has not occurred, even though the Final Stock Price is less than the Stock Strike Price, the investor receives at maturity a payment of $1,289.58330 per $1,000 principal amount note. This payment consists of Contingent Interest Payments of $289.58330 per $1,000 principal amount note (reflecting the Contingent Interest Payments for the final Review Date and the unpaid Contingent Interest Payment for the third through eleventh Review Dates) and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,347.49996 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the price of one share of the Reference Stock decreases from the Stock Strike Price of $100.00 to a Final Stock Price of $40.00— A Trigger Event has occurred. The investor receives a payment of $28.95833 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because a Trigger Event has occurred and the Stock Return is -60.00%, the investor receives at maturity a payment of $571.429 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-60.00% + 30.00%) × 1.42857] = $571.429

The total value of the payments on the notes over the term of the notes is $889.97063 per $1,000 principal amount note.

Example 5: No Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the price of one share of the Reference Stock decreases from the Stock Strike Price of $100.00 to a Final Stock Price of $30.00 — A Trigger Event has occurred. Since no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Stock Return is

JPMorgan Structured Investments —	PS-3
Contingent Interest Notes Linked to the Class A Common Stock of CoreWeave, Inc.

-70.00%, the investor receives no payments over the term of the notes, other than a payment at maturity of $428.572 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-70.00% + 30.00%) × 1.42857] = $428.572

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $28.95833* per $1,000 principal amount note. If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price, is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date a Contingent Interest Payment for that Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates. If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price, is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of the Reference Stock or the Final Stock Price, as applicable, on each subsequent Review Date is less than the Interest Barrier. If the closing price of one share of the Reference Stock or the Final Stock Price, as applicable, on each Review Date is less than the Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $28.95833 per $1,000 principal amount note.

•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — We will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if a Trigger Event has occurred, you will lose some or all of the principal amount of your notes at maturity.
•	RETURN LINKED TO A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock, which is the Class A common stock of CoreWeave. For additional information see “The Reference Stock” in this pricing supplement.
•	TAX TREATMENT — You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying prospectus supplement. Based on the advice of Latham & Watkins LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. Treasury and the IRS previously requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and indicated that such transactions may be the subject to future regulations or other guidance. Treasury and the IRS have never proposed any such guidance and recently withdrew and obsoleted the Notice which requested such comments, stating that comments are no longer needed. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated in the future could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based

JPMorgan Structured Investments —	PS-4
Contingent Interest Notes Linked to the Class A Common Stock of CoreWeave, Inc.

indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If a Trigger Event has occurred, you will lose 1.42857% of the principal amount of your notes at maturity for every 1% that the Final Stock Price is less than the Stock Strike Price by more than 30.00%. Under these circumstances, you will lose some or all of your principal amount at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Reference Stock. Contingent Interest Payments should not be viewed as periodic interest payments. If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price is greater than or equal to the Interest Barrier, we will make a Contingent Interest Payment with respect to that Review Date (and will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates). If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price, is less than the Contingent Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of the Reference Stock or the Final Stock Price, as applicable, on each subsequent Review Date is less than the Interest Barrier. Accordingly, if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of the Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price is less than the Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.

JPMorgan Structured Investments —	PS-5
Contingent Interest Notes Linked to the Class A Common Stock of CoreWeave, Inc.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION OF THE REFERENCE STOCK— The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of the Reference Stock, which may be significant. You will not participate in any appreciation of the Reference Stock. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.
•	THE BENEFIT PROVIDED BY THE TRIGGER PRICE MAY TERMINATE ON THE VALUATION DATE— If the Final Stock Price is less than the Trigger Price, the benefit provided by the Trigger Price will terminate and you will be fully exposed to any depreciation of the Reference Stock from the Stock Strike Price to the Final Stock Price.
•	SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	VOLATILITY RISK — Greater expected volatility with respect to the Reference Stock indicates a greater likelihood as of the Strike Date that the closing price of one share of the Reference Stock or the Final Stock Price, as applicable, could be below the Interest Barrier on any Review Date or below the Trigger Price on the Final Review Date. The Reference Stock’s volatility, however, can change significantly over the term of the notes. The price of one share of the Reference Stock could fall sharply at any time during the term of the notes, which could result in the loss of one or more, or all, Contingent Interest Payments or a significant loss of principal.
•	WE MAY ACCELERATE YOUR NOTES IF AN ACCELERATION EVENT OCCURS— Upon the announcement or occurrence of an acceleration event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined by the calculation agent in good faith and in a commercially reasonable manner by reference to the values of any fixed-income debt component and any derivatives underlying the economic terms of the notes as of the date of the notice of acceleration. An acceleration event means a Reference Stock is no longer listed or admitted to trading on its relevant exchange and the calculation agent determines, in its sole discretion, that no Replacement Reference Stock (as defined in the accompanying product supplement) is available. If the payment on your notes is accelerated, your investment may result in a loss, and you may not be able to reinvest your money in a comparable investment. Please see "The Underlyings — Reference Stocks — Delisting of a Reference Stock or Nationalization of a Reference Stock Issuer" in the accompanying product supplement for more information.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Payment.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with CoreWeave, including extending loans to, or making equity investments in, CoreWeave or providing advisory services to CoreWeave. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to CoreWeave, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

JPMorgan Structured Investments —	PS-6
Contingent Interest Notes Linked to the Class A Common Stock of CoreWeave, Inc.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “Selected Risk Considerations — Risks Relating to the Notes Generally —Lack of Liquidity”.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Reference Stock.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-7
Contingent Interest Notes Linked to the Class A Common Stock of CoreWeave, Inc.

Risks Relating to the Reference Stock

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We assume no responsibility for the adequacy of the information about the Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	LIMITED TRADING HISTORY WITH RESPECT TO THE REFERENCE STOCK — The Class A common stock of CoreWeave, Inc. commenced trading on The Nasdaq Stock Market on March 28, 2025 and therefore has limited historical performance. Accordingly, historical information for the Reference Stock is available only since that date. Past performance should not be considered indicative of future performance.

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on CoreWeave is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, CoreWeave, Inc. is a cloud infrastructure technology company that offers proprietary software and cloud services to manage artificial intelligence infrastructure at scale. The Class A common stock of CoreWeave, Inc., par value $0.000005 per share (Bloomberg ticker: CRWV UW), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and is listed on the Nasdaq Global Select Market, which we refer to as the relevant exchange for purposes of CoreWeave in the accompanying product supplement. Information provided to or filed with the SEC by CoreWeave pursuant to the Exchange Act can be located by reference to SEC file number 001-42563, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly historical closing prices of one share of the Reference Stock from March 28, 2025 through October 23, 2026. The Class A common stock of CoreWeave, Inc. commenced trading on The Nasdaq Stock Market on March 28, 2025 and therefore has limited historical performance. The closing price of one share of the Reference Stock on October 23, 2026 was $54.235. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the Pricing Date or the Valuation Date. There can be no assurance that the performance of the Reference Stock will result in the return of any of your principal amount.

Historical Performance of the Class A Common Stock of CoreWeave, Inc.
Price ($)
200
180
160
140
120
100
80
60
40
20
0
Mar-25
Jun-25
Sep-25
Dec-25
Mar-26
Jun-26
Sep-26
Source: Bloomberg

JPMorgan Structured Investments —	PS-8
Contingent Interest Notes Linked to the Class A Common Stock of CoreWeave, Inc.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Reference Stock?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stock” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes and plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

JPMorgan Structured Investments —	PS-9
Contingent Interest Notes Linked to the Class A Common Stock of CoreWeave, Inc.